EXHIBIT 99.1

FOR IMMEDIATE RELEASE
October 18, 2016
Contact: Investor Inquiries:
Casey Farrell
972-801-5871/ShareholderRelations@LegacyTexasFinancialGroup.com
Media Inquiries:
Jennifer Dexter
972-461-7157/Jennifer.Dexter@LegacyTexas.com

LegacyTexas Financial Group, Inc. Reports Record Third Quarter 2016 Earnings of $27.2 million

PLANO, Texas, October 18, 2016 -- LegacyTexas Financial Group, Inc. (Nasdaq: LTXB) (the “Company”), the holding company for LegacyTexas Bank (the “Bank”), today announced net income of $27.2 million for the third quarter of 2016, an increase of $4.0 million from the second quarter of 2016, and $9.3 million from the third quarter of 2015.

"We are pleased to report such great results," said President and CEO Kevin Hanigan.  "In addition to record earnings of $27.2 million, we also had a record core return on assets of 1.38% and an all-time best core efficiency ratio of 46%. Deposit growth of over $500 million is also a record.  Our talented team is doing a fantastic job of taking care of our customers, growing our franchise and achieving great results for our shareholders."

Third Quarter 2016 Performance Highlights

•	Company assets totaled $8.44 billion, which generated basic earnings per share for the third quarter of 2016 of $0.59 on a GAAP basis and $0.61 on a core (non-GAAP) basis.

•
Return on average assets for the quarter ended September 30, 2016 was 1.33%, compared to 1.20% for the second quarter of 2016, while core (non-GAAP) return on average assets was 1.38% for the quarter ended September 30, 2016, compared to 1.20% for the second quarter of 2016.

•
Return on average equity for the quarter ended September 30, 2016 was 12.66%, compared to 11.11% for the second quarter of 2016, while core (non-GAAP) return on average equity was 13.08% for the quarter ended September 30, 2016, compared to 11.15% for the second quarter of 2016.

•	Core (non-GAAP) efficiency ratio improved to 45.95% for the quarter ended September 30, 2016, compared to 48.17% for the second quarter of 2016.

•
Gross loans held for investment at September 30, 2016, excluding Warehouse Purchase Program loans, grew $64.2 million, or 1.1%, from June 30, 2016, with $43.1 million of growth in commercial real estate and commercial and industrial loans.

•
Total deposits at September 30, 2016 grew $505.4 million, or 9.0%, from June 30, 2016, with $192.9 million of growth in savings and money market deposits, $140.2 million of growth in non-interest-bearing demand deposits, and $134.7 million of growth in time deposits.

Financial Highlights

	At or For the Quarters Ended
(unaudited)	September 2016	June 2016	September 2015
	(Dollars in thousands, except per share amounts)
Net interest income	$73,480	$69,354	$61,188
Provision for credit losses	3,467	6,800	7,515
Non-interest income	11,277	13,722	11,851
Non-interest expense	39,674	39,613	37,827
Income tax expense	14,399	13,446	9,802
Net income	$27,217	$23,217	$17,895

Basic earnings per common share	$0.59	$0.50	$0.39
Basic core (non-GAAP) earnings per common share[1]	$0.61	$0.50	$0.39
Weighted average common shares outstanding - basic	46,227,734	46,135,999	45,862,840
Estimated Tier 1 common risk-based capital ratio[2]	8.91%	9.28%	9.97%
Total equity to total assets	10.27%	10.47%	11.52%
Tangible common equity to tangible assets - Non-GAAP[1]	8.32%	8.43%	9.12%
1 See the section labeled "Supplemental Information- Non-GAAP Financial Measures" at the end of this document.
2 Calculated at the Company level, which is subject to the capital adequacy requirements of the Federal Reserve.

Core (non-GAAP) net income (which is net income adjusted for the impact of one-time gains and losses on assets and security sales, the net gain on the sale of the Company's insurance subsidiary operations, merger and acquisition costs and certain other items) totaled $28.1 million for the quarter ended September 30, 2016, up $4.8 million from the second quarter of 2016 and up $10.3 million from the third quarter of 2015. Basic earnings per share for the quarter ended September 30, 2016 was $0.59, an increase of $0.09 from the second quarter of 2016 and an increase of $0.20 from the third quarter of 2015. Basic core earnings per share for the third quarter of 2016 was $0.61, up $0.11 from the second quarter of 2016 and up $0.22 from the third quarter of 2015. The reconciliation of non-GAAP measures, which the Company believes facilitates the assessment of its banking operations and peer comparability, is included in tabular form at the end of this release.

Net Interest Income and Net Interest Margin

	For the Quarters Ended
(unaudited)	September 2016	June 2016	September 2015
	(Dollars in thousands)
Interest income:
Loans held for investment, excluding Warehouse Purchase Program loans	$69,543	$65,159	$55,778
Warehouse Purchase Program loans	9,266	8,042	7,073
Loans held for sale	157	175	174
Securities	3,482	3,568	3,363
Interest-earning deposit accounts	463	392	137
Total interest income	$82,911	$77,336	$66,525
Net interest income	$73,480	$69,354	$61,188
Net interest margin	3.80%	3.79%	4.00%
Selected average balances:
Total earning assets	$7,741,338	$7,310,579	$6,117,873
Total loans held for investment	6,742,006	6,375,951	5,291,291
Total securities	637,294	623,148	648,241
Total deposits	5,892,348	5,314,821	4,683,346
Total borrowings	1,333,438	1,508,787	984,708
Total non-interest-bearing demand deposits	1,283,434	1,194,118	1,108,928
Total interest-bearing liabilities	5,942,352	5,629,490	4,559,126

Net interest income for the quarter ended September 30, 2016 was $73.5 million, a $4.1 million increase from the second quarter of 2016 and a $12.3 million increase from the third quarter of 2015. The $4.1 million increase from the linked quarter was primarily due to an increase in interest income on loans, which was driven by increased volume in all loan categories with the exception of other consumer loans and mortgage loans held for sale. The average balance of Warehouse Purchase Program loans increased by $144.7 million to $1.13 billion from the second quarter of 2016, resulting in a $1.2 million increase in interest income. The average balance of commercial real estate loans increased by $131.9 million to $2.55 billion from the second quarter of 2016, resulting in a $2.8 million increase in interest income. The average balance of consumer real estate and construction and land loans increased by $53.0 million and $24.0 million, respectively, compared to the second quarter of 2016, leading to increases in interest income of $672,000 and $245,000, respectively. The average balance of commercial and industrial loans increased by $15.4 million to $1.71 billion from the second quarter of 2016, resulting in a $732,000 increase in interest income.

Interest income on loans for the third quarter of 2016 included $1.2 million in accretion of purchase accounting fair value adjustments on acquired loans, which includes $545,000 on acquired commercial real estate loans, $181,000 on acquired commercial and industrial loans, $35,000 on acquired construction and land loans and $471,000 on acquired consumer loans. Accretion of purchase accounting fair value adjustments on acquired loans contributed eight basis points, four basis points and 14 basis points to the average yields on commercial real estate, commercial and industrial and consumer real estate loans, respectively, for the third quarter of 2016, compared to six basis points, four basis points and 22 basis points, respectively, for the second quarter of 2016.

The $12.3 million increase in net interest income compared to the third quarter of 2015 was primarily due to a $15.9 million increase in interest income on loans, which was driven by increased volume in all loan categories with the exception of other consumer loans. The average balance of commercial real estate loans increased by $579.2 million from the third quarter of 2015, resulting in a $7.1 million increase in interest income. The average balance of commercial and industrial loans increased by $370.2 million from the third quarter of 2015, resulting in a $4.2 million increase in interest income. The average balance of Warehouse Purchase Program and consumer real estate loans increased by $286.2 million and $200.8 million, respectively, compared to the third quarter of 2015, leading to increases in interest income of $2.2 million and $2.1 million, respectively.

Interest expense for the quarter ended September 30, 2016 increased by $1.4 million compared to the linked quarter, which was primarily due to increased volume in all deposit products compared to the second quarter of 2016. The average balance of savings and money market accounts increased by $249.0 million to $2.41 billion from the second quarter of 2016, resulting in a $664,000 increase in interest expense, while the average balance of time deposits increased by $202.5 million to $1.37 billion for the same period, resulting in a $614,000 increase in interest expense. A $175.3 million decrease in the average balance of borrowings from the second quarter of 2016 was more than offset by a 16 basis point increase in the average rate, resulting in a $115,000 increase in interest expense on borrowed funds.

Compared to the third quarter of 2015, interest expense for the quarter ended September 30, 2016 increased by $4.1 million, primarily due to increased volume in all deposit products, including a $478.9 million increase in the average balance of savings and money market deposits and a $470.2 million increase in the average balance of time deposits, which increased interest expense by $1.1 million and $1.1 million, respectively. Interest expense on borrowings increased by $1.7 million compared to the third quarter of 2015, primarily due to the issuance of $75.0 million of fixed-to-floating rate subordinated notes by the Company in November 2015, as well as a 31 basis point increase in the average rate paid over the period.

The net interest margin for the third quarter of 2016 was 3.80%, a one basis point increase from the second quarter of 2016 and a 20 basis point decrease from the third quarter of 2015. Accretion of interest resulting from the merger with LegacyTexas Group, Inc. on January 1, 2015, as well as the 2012 Highlands acquisition, contributed six basis points to the net interest margin and average yield on earning assets for the quarter ended September 30, 2016, compared to seven basis points for the quarter ended June 30, 2016 and 12 basis points for the quarter ended September 30, 2015. The average yield on earning assets for the third quarter of 2016 was 4.28%, a five basis point increase from the second quarter of 2016 and a seven basis point decrease from the third quarter of 2015. The cost of deposits for the third quarter of 2016 was 0.39%, up six basis points from the linked quarter and up ten basis points from the third quarter of 2015.

Non-interest Income

Non-interest income for the third quarter of 2016 was $11.3 million, a $2.4 million decrease from the second quarter of 2016 and a $574,000 decrease from the third quarter of 2015. Core non-interest income for the third quarter of 2016, which excludes one-time gains and losses on assets and security sales, the net gain on the sale of the Company's insurance subsidiary operations and certain other items, was $12.7 million, down $48,000 from the second quarter of 2016 and up $990,000 from the third quarter of 2015. Gain (loss) on sale and disposition of assets for the third quarter of 2016 included a loss of $1.5 million on the sale of the Company's Federal Housing Administration (“FHA”) loan portfolio, compared to a gain of $1.2 million on the sale of the Company’s insurance subsidiary operations recorded in the second quarter of 2016. Service charges and other fees increased by $743,000 from the second quarter of 2016, which included an $839,000 increase in commercial loan fee income (consisting of syndication, arrangement, non-usage and pre-payment fees) and a $213,000 increase in Warehouse Purchase Program fee income, which were partially offset by a $341,000 decrease in title premiums. The $577,000 decrease in other non-interest income compared to the linked quarter was primarily due to $642,000 in income recorded in the second quarter of 2016 from insurance activities, which was not repeated in the third quarter of 2016 due to the above-mentioned sale of the Company’s insurance subsidiary operations. Also, other non-interest income for the second quarter of 2016 included $365,000 in swap fee income recorded on interest rate derivative positions with our customers, with only $85,000 in comparable income recognized in the third quarter of 2016. Other non-interest income for the third quarter of 2016 included a $105,000 net increase in the value of investments in community development-oriented private equity funds used for Community Reinvestment Act purposes (the "CRA Funds"), compared to a $237,000 net decrease in the CRA Funds recorded in the second quarter of 2016.

The $574,000 decrease in non-interest income from the third quarter of 2015 was primarily due to the above-mentioned loss of $1.5 million on the sale of the Company's FHA portfolio recorded in the third quarter of 2016, as well as $695,000 in income recorded in the third quarter of 2015 from insurance activities, which was not repeated in the third quarter of 2016 due to the above-mentioned sale of the Company’s insurance subsidiary operations. Other non-interest income for the third quarter of 2016 included a $105,000 net increase in the CRA Funds, compared to a $202,000 net increase recorded in the third quarter of 2015. Service charges and other fees increased by $1.5 million compared to the third quarter of 2015, which included a $746,000 increase in commercial loan fee income (consisting of syndication, arrangement, non-usage and pre-payment fees), a $311,000 increase in Warehouse Purchase Program fee income, and a $170,000 increase in title premiums. The Company recognized $2.4 million in net gains on the sale of mortgage loans held for sale during the third quarter of 2016, which includes the gain recognized on $60.2 million of one-to four-family mortgage loans that were sold or committed for sale during the third quarter of 2016, fair value changes on mortgage derivatives and mortgage fees collected, compared to $1.9 million in comparable net gains recorded during the third quarter of 2015 on $59.5 million of one-to four-family mortgage loans sold.

Non-interest Expenses

Non-interest expense for the quarter ended September 30, 2016 was $39.7 million, a $61,000 increase from the second quarter of 2016 and a $1.8 million increase from the third quarter of 2015. Salaries and employee benefits expense increased by $1.1 million from the second quarter of 2016, primarily due to a $648,000 increase in share-based compensation expense (including expense recorded on the Company's ESOP) related to the increase in the Company’s average stock price and new stock awards granted during the third quarter of 2016, as well as a $497,000 increase in health care costs, a $266,000 increase in salary costs, and a $420,000 decrease in deferred salary costs related to loan originations that will be accounted for over the lives of the related loans. These linked-quarter increases in salaries and employee benefits expense were partially offset by a reduction of $469,000 in salaries and benefits attributable to the Company's insurance subsidiary operations, which was sold in the second quarter of 2016, and a $213,000 reduction in performance-based incentive accruals and commissions related to lower loan production during the third quarter of 2016. Other non-interest expense for the third quarter of 2016 included a $616,000 reduction in debit card fraud losses compared to the second quarter of 2016. Data processing expense increased by $325,000 on a linked-quarter basis, primarily due to increased expenses for debit card issuance and processing services, as the Company has converted all debit cards to the Europay, Mastercard and Visa ("EMV") chip technology to reduce future fraud.

The $1.8 million increase in non-interest expense from the third quarter of 2015 was primarily due to a $1.2 million increase in data processing expense compared to the third quarter of 2015, which included increased expenses for debit card issuance and processing services, as the Company has converted all debit cards to the EMV chip technology to reduce future fraud. Other non-interest expense increased $459,000 primarily due to an increase in debit card fraud losses in the 2016 period. Salaries and employee benefits expense for the third quarter of 2016 increased by $285,000 compared to the third quarter of 2015, primarily due to an increase in the number of employees in the 2016 period, which increased salary expense by $1.4 million, and increased loan production in the 2016 period, which led to a $976,000 increase in performance-based incentive accruals and commissions. These increases in salaries and employee benefits expense in the 2016 period were partially offset by a $1.3 million increase in deferred salary costs related to loan originations that will be accounted for over the lives of the related loans, a reduction of $467,000 in salaries and benefits attributable to the Company's insurance subsidiary operations, which was sold in the second quarter of 2016, and a $282,000 reduction in severance payments and sign-on bonuses compared to the third quarter of 2015.

Financial Condition - Loans

Gross loans held for investment at September 30, 2016, excluding Warehouse Purchase Program loans, grew $64.2 million from June 30, 2016, which included growth in commercial real estate, commercial and industrial and construction and land loans. Commercial real estate and commercial and industrial loans at September 30, 2016 increased by $13.0 million and $30.1 million, respectively, from June 30, 2016, and construction and land loans increased by $25.8 million for the same period. These linked-quarter increases were partially offset by a $397,000 decline in consumer real estate loans, which includes the third quarter 2016 sale of the Company's $34.4 million FHA loan portfolio, which was sold to reduce future loan servicing and compliance costs.

Compared to September 30, 2015, gross loans held for investment at September 30, 2016, excluding Warehouse Purchase Program loans, grew $1.07 billion, which included growth in all loan portfolios with the exception of a $17.9 million decline in other consumer loans. On a year over year basis, commercial real estate and commercial and industrial loans increased by $497.8 million and $375.3 million, respectively. Consumer real estate and construction and land loans increased by $165.9 million and $47.3 million, respectively, from September 30, 2015.

Compared to June 30, 2016 and September 30, 2015, Warehouse Purchase Program loans increased by $365.4 million and $385.4 million, respectively, at September 30, 2016.

Reserve-based energy loans, which are secured by deeds of trust on properties containing proven oil and natural gas reserves, totaled $433.5 million at September 30, 2016, down $55.6 million from $489.1 million at June 30, 2016 and up $2.1 million from $431.4 million at September 30, 2015. In addition to reserve-based energy loans, the Company has loans categorized as "Midstream and Other," which are typically related to the transmission of oil and natural gas and would only be indirectly impacted from declining commodity prices. At September 30, 2016, "Midstream and Other" loans had a total outstanding balance of $53.9 million, down $889,000 from $54.8 million at June 30, 2016 and up $22.8 million from $31.1 million at September 30, 2015.

Financial Condition - Deposits

Total deposits at September 30, 2016 increased by $505.4 million from June 30, 2016, with all deposit categories growing on a linked-quarter basis. Savings and money market and non-interest-bearing demand deposits increased by $192.9 million and $140.2 million, respectively, on a linked-quarter basis, while time and interest-bearing demand deposits increased by $134.7 million and $37.5 million, respectively, from June 30, 2016.

Compared to September 30, 2015, total deposits increased by $1.36 billion, which includes growth in all deposit categories. On a year over year basis, time deposits and savings and money market deposits increased by $560.7 million and $459.7 million, respectively, while non-interest-bearing demand and interest-bearing demand deposits increased by $239.6 million and $98.0 million, respectively, from September 30, 2015.

Credit Quality

	At or For the Quarters Ended
(unaudited)	September 2016	June 2016	September 2015
	(Dollars in thousands)
Net charge-offs	$7,176	$90	$2,000
Net charge-offs/Average loans held for investment, excluding Warehouse Purchase Program loans	0.51%	0.01%	0.18%
Net charge-offs/Average loans held for investment	0.43	0.01	0.15
Provision for credit losses	$3,467	$6,800	$7,515
Non-performing loans ("NPLs")	40,865	42,851	66,413
NPLs/Total loans held for investment, excluding Warehouse Purchase Program loans	0.71%	0.75%	1.42%
NPLs/Total loans held for investment	0.58	0.64	1.18
Non-performing assets ("NPAs")	$54,325	$56,219	$71,053
NPAs to total assets	0.64%	0.70%	1.03%
NPAs/Loans held for investment and foreclosed assets, excluding Warehouse Purchase Program loans	0.94	0.99	1.51
NPAs/Loans held for investment and foreclosed assets	0.76	0.84	1.26
Allowance for loan losses	$57,318	$62,194	$36,382
Allowance for loan losses/Total loans held for investment, excluding Warehouse Purchase Program loans	1.00%	1.09%	0.78%
Allowance for loan losses/Total loans held for investment	0.81	0.93	0.64
Allowance for loan losses/Total loans held for investment, excluding acquired loans & Warehouse Purchase Program loans[1]	1.12	1.26	1.00
Allowance for loan losses/NPLs	140.26	145.14	54.78
1 Excludes loans acquired in the Highlands and LegacyTexas transactions, which were initially recorded at fair value.

The Company recorded a provision for credit losses of $3.5 million for the quarter ended September 30, 2016, a decrease of $3.3 million from the quarter ended June 30, 2016 and a decrease of $4.0 million from the quarter ended September 30, 2015. The decrease in provision expense was primarily due to a lower amount of commercial loans originated during the third quarter of 2016, particularly in the energy portfolio, which require a higher allocation of allowance for loan losses when added to the Company's balance sheet. Additionally, provision expense for the second quarter of 2016 included a $3.4 million increase in the specific reserve set aside for a $12.0 million reserve-based energy loan that was resolved through bankruptcy proceedings in the third quarter of 2016, resulting in a $6.9 million charge-off. Due to the expansion of our lending business, as well as recent increased diversification of the types of off-balance sheet commitments offered by the Company, management established an allowance for credit losses on off-balance sheet lending-related commitments during the third quarter of 2016. $1.2 million of the provision for credit loss for the quarter ended September 30, 2016 funds this allowance. This allowance for off-balance sheet credit loss is included in "accrued expenses and other liabilities" on the consolidated balance sheets.

The below table shows criticized energy loans at September 30, 2016, June 30, 2016 and September 30, 2015.

	September 30, 2016	June 30, 2016	Linked-Quarter Change	September 30, 2015	Year-over-Year Change
	(Dollars in thousands)
Special Mention (all performing)	$125,807	$106,060	$19,747	$30,457	$95,350
Substandard (performing)	76,786	81,482	(4,696)	8,108	68,678
Substandard (non-performing)	22,033	26,576	(4,543)	36,217	(14,184)
	$224,626	$214,118	$10,508	$74,782	$149,844

The $4.5 million decrease in substandard non-performing energy loans from June 30, 2016 was due to the above-mentioned $12.0 million reserve-based energy loan that was resolved through bankruptcy proceedings. This decrease was partially offset by a $7.5 million reserve-based energy relationship that was downgraded to substandard non-performing during the third quarter of 2016 due to declining collateral values and resulting diminished operating performance following a review as part of the Shared National Credit ("SNC") program, which is a regulatory review conducted by the Federal Reserve Bank, Federal Deposit Insurance Corporation and Office of the Comptroller of the Currency of large syndicated loans of at least $20 million that are shared by three or more supervised institutions. The Company does not have any specific reserve set aside for this relationship and does not currently anticipate a loss.

The increase in substandard performing energy loans on a year-over-year basis, as well as the increase in special mention performing energy loans on a linked-quarter and year-over-year basis, resulted from collateral value declines and deteriorating financial condition due to commodity price declines. At September 30, 2016, no special mention or substandard performing energy loans were considered to be impaired, and the Company did not have any specific loss reserves set aside for these loans. The Company continues to take action to improve the risk profile of the criticized energy loans by instituting monthly commitment reductions, obtaining additional collateral, obtaining additional guarantor support and/or requiring additional equity injections or asset sales.

The allowance for loan losses allocated to energy loans at September 30, 2016 totaled $16.1 million, down $5.8 million from $21.9 million at June 30, 2016 and up $11.2 million from $4.9 million at September 30, 2015. The linked-quarter decline in energy reserves was due to a lower amount of energy loans originated during the third quarter of 2016. In addition to $217,000 in specific reserves on non-performing energy relationships, these reserve amounts continue to reflect elevated qualitative factors compared to the same period in 2015. Since the inception of our Energy Finance Group, we have maintained a number of risk mitigation techniques, including sound underwriting (reasonable advance rates based on number and diversification of wells), sound policy (requiring hedges on production sales) and conservative collateral valuations (frequent borrowing base determinations at prices below NYMEX posted rates).  All borrowing base valuations are performed by experienced and nationally recognized third party firms intimately familiar with the properties and their production history. The Company believes that the level of loan loss reserves for energy loans as of September 30, 2016 is sufficient to cover estimated credit losses in the portfolio based on currently available information; however, future sustained declines in oil pricing could lead to further risk rating downgrades, additional loan loss reserves or losses.

Subsequent Events

The Company is required, under generally accepted accounting principles, to evaluate subsequent events through the filing of its consolidated financial statements for the quarter ended September 30, 2016 on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of September 30, 2016 and will adjust amounts preliminarily reported, if necessary.

Conference Call

The Company will host an investor conference call to review the results on Wednesday, October 19, 2016 at 8 a.m. Central Time. Participants may pre-register for the call by visiting http://dpregister.com/10094145 and will receive a unique PIN that can be used when dialing in for the call. This will allow attendees to enter the call immediately. Alternatively, participants may call (toll-free) 877-513-4119 at least five minutes prior to the call to be placed into the call by an operator. International participants are asked to call 412-902-4148 and participants in Canada are asked to call (toll-free) 855-669-9657. The call and corresponding presentation slides will be webcast live on the home page of the Company's website,

www.LegacyTexasFinancialGroup.com. An audio replay will be available one hour after the conclusion of the call at 877-344-7529, Conference #10094145. This replay, as well as the webcast, will be available until November 19, 2016.

About LegacyTexas Financial Group, Inc.

LegacyTexas Financial Group, Inc. is the holding company for LegacyTexas Bank, a commercially oriented community bank based in Plano, Texas. LegacyTexas Bank operates 46 banking offices in the Dallas/Fort Worth Metroplex and surrounding counties. For more information, please visit www.LegacyTexasFinancialGroup.com or www.LegacyTexas.com.
This document and other filings by LegacyTexas Financial Group, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”), as well as press releases or other public or stockholder communications released by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions that are intended to identify "forward-looking statements", within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.
The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: the expected cost savings, synergies and other financial benefits from acquisition or disposition transactions might not be realized within the expected time frames or at all and costs or difficulties relating to integration matters might be greater than expected; changes in economic conditions; legislative changes; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; fluctuations in the price of oil, natural gas and other commodities; competition; changes in management’s business strategies and other factors set forth in the Company's filings with the SEC.
The factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.
The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. When considering forward-looking statements, you should keep in mind these risks and uncertainties. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. You should refer to our periodic and current reports filed with the SEC for specific risks that could cause actual results to be significantly different from those expressed or implied by any forward-looking statements.

LegacyTexas Financial Group, Inc. Consolidated Balance Sheets

	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
	(Dollars in thousands)
ASSETS	(unaudited)	(unaudited)	(unaudited)		(unaudited)
Cash and due from financial institutions	$63,598	$59,217	$55,348	$53,847	$47,720
Short-term interest-bearing deposits in other financial institutions	214,289	363,407	261,423	561,792	193,994
Total cash and cash equivalents	277,887	422,624	316,771	615,639	241,714
Securities available for sale, at fair value	433,603	325,042	320,866	311,708	318,219
Securities held to maturity	220,919	224,452	228,576	240,433	249,838
Total securities	654,522	549,494	549,442	552,141	568,057
Loans held for sale	23,184	20,752	17,615	22,535	22,802
Loans held for investment:
Loans held for investment - Warehouse Purchase Program	1,345,818	980,390	1,028,561	1,043,719	960,377
Loans held for investment	5,757,224	5,693,047	5,269,312	5,066,507	4,688,826
Gross loans	7,126,226	6,694,189	6,315,488	6,132,761	5,672,005
Less: allowance for loan losses and deferred fees on loans held for investment	(54,557)	(59,795)	(55,001)	(48,953)	(39,611)
Net loans	7,071,669	6,634,394	6,260,487	6,083,808	5,632,394
FHLB stock and other restricted securities, at cost	54,850	62,247	54,648	63,075	63,891
Bank-owned life insurance	56,169	55,853	55,535	55,231	54,920
Premises and equipment, net	72,325	71,232	71,271	77,637	79,153
Goodwill	178,559	178,559	180,776	180,776	180,632
Other assets	74,029	82,602	73,196	63,633	58,082
Total assets	$8,440,010	$8,057,005	$7,562,126	$7,691,940	$6,878,843

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest-bearing demand	$1,375,883	$1,235,731	$1,174,816	$1,170,272	$1,136,255
Interest-bearing demand	848,564	811,015	782,161	819,350	750,551
Savings and money market	2,442,434	2,249,490	2,225,611	2,209,698	1,982,729
Time	1,461,194	1,326,446	1,120,261	1,027,391	900,515
Total deposits	6,128,075	5,622,682	5,302,849	5,226,711	4,770,050
FHLB advances	1,134,318	1,333,337	1,201,632	1,439,904	1,152,916
Repurchase agreements	75,138	68,049	69,079	83,269	71,643
Subordinated debt	134,083	85,231	85,104	84,992	11,522
Other borrowings	—	24,894	—	—	—
Accrued expenses and other liabilities	101,551	79,508	80,410	52,988	80,075
Total liabilities	7,573,165	7,213,701	6,739,074	6,887,864	6,086,206
Shareholders’ equity
Common stock	478	476	476	476	476
Additional paid-in capital	583,800	580,386	578,050	576,753	573,929
Retained earnings	292,510	272,454	255,908	240,496	230,720
Accumulated other comprehensive income (loss), net	2,639	2,918	1,841	(133)	1,395
Unearned Employee Stock Ownership Plan (ESOP) shares	(12,582)	(12,930)	(13,223)	(13,516)	(13,883)
Total shareholders’ equity	866,845	843,304	823,052	804,076	792,637
Total liabilities and shareholders’ equity	$8,440,010	$8,057,005	$7,562,126	$7,691,940	$6,878,843

LegacyTexas Financial Group, Inc.
Consolidated Quarterly Statements of Income (unaudited)

	For the Quarters Ended					Third Quarter 2016 Compared to:
	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Second Quarter 2016		Third Quarter 2015
Interest and dividend income	(Dollars in thousands)
Loans, including fees	$78,966	$73,376	$68,806	$66,054	$63,025	$5,590	7.6%	$15,941	25.3%
Taxable securities	2,314	2,359	2,312	2,264	2,292	(45)	(1.9)	22	1.0
Nontaxable securities	763	759	774	780	773	4	0.5	(10)	(1.3)
Interest-bearing deposits in other financial institutions	463	392	330	210	137	71	18.1	326	238.0
FHLB and Federal Reserve Bank stock and other	405	450	386	274	298	(45)	(10.0)	107	35.9
	82,911	77,336	72,608	69,582	66,525	5,575	7.2	16,386	24.6
Interest expense
Deposits	5,756	4,422	4,122	3,569	3,382	1,334	30.2	2,374	70.2
FHLB advances	1,865	2,103	1,673	1,466	1,606	(238)	(11.3)	259	16.1
Repurchase agreement and other borrowings	1,810	1,457	1,462	805	349	353	24.2	1,461	418.6
	9,431	7,982	7,257	5,840	5,337	1,449	18.2	4,094	76.7
Net interest income	73,480	69,354	65,351	63,742	61,188	4,126	5.9	12,292	20.1
Provision for credit losses	3,467	6,800	8,800	11,200	7,515	(3,333)	(49.0)	(4,048)	(53.9)
Net interest income after provision for credit losses	70,013	62,554	56,551	52,542	53,673	7,459	11.9	16,340	30.4
Non-interest income
Service charges and other fees	9,670	8,927	8,181	8,041	8,195	743	8.3	1,475	18.0
Net gain on sale of mortgage loans held for sale	2,383	2,250	1,580	1,899	1,944	133	5.9	439	22.6
Bank-owned life insurance income	441	441	426	432	424	—	—	17	4.0
Gain (loss) on sale of available for sale securities	(3)	65	—	17	(25)	(68)	N/M	22	N/M
Gain (loss) on sale and disposition of assets	(1,490)	1,186	4,072	188	228	(2,676)	N/M	(1,718)	N/M
Other	276	853	396	1,016	1,085	(577)	(67.6)	(809)	(74.6)
	11,277	13,722	14,655	11,593	11,851	(2,445)	(17.8)	(574)	(4.8)

	For the Quarters Ended					Third Quarter 2016 Compared to:
	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Second Quarter 2016		Third Quarter 2015

Non-interest expense	(Dollars in thousands)
Salaries and employee benefits	23,918	22,867	22,337	23,374	23,633	1,051	4.6	285	1.2
Advertising	751	1,035	1,036	1,140	645	(284)	(27.4)	106	16.4
Occupancy and equipment	3,822	3,779	3,691	3,592	3,622	43	1.1	200	5.5
Outside professional services	940	1,227	816	1,114	934	(287)	(23.4)	6	0.6
Regulatory assessments	1,169	1,330	1,133	1,266	1,026	(161)	(12.1)	143	13.9
Data processing	3,989	3,664	3,290	3,116	2,830	325	8.9	1,159	41.0
Office operations	2,368	2,541	2,468	2,773	2,879	(173)	(6.8)	(511)	(17.7)
Other	2,717	3,170	2,771	2,668	2,258	(453)	(14.3)	459	20.3
	39,674	39,613	37,542	39,043	37,827	61	0.2	1,847	4.9
Income before income tax expense	41,616	36,663	33,664	25,092	27,697	4,953	13.5	13,919	50.3
Income tax expense	14,399	13,446	11,582	8,646	9,802	953	7.1	4,597	46.9
Net income	$27,217	$23,217	$22,082	$16,446	$17,895	$4,000	17.2%	$9,322	52.1%
N/M - Not meaningful

LegacyTexas Financial Group, Inc.
Selected Financial Highlights (unaudited)

	At or For the Quarters Ended
	September 30, 2016	June 30, 2016	September 30, 2015
	(Dollars in thousands, except per share amounts)
SHARE DATA:
Weighted average common shares outstanding- basic	46,227,734	46,135,999	45,862,840
Weighted average common shares outstanding- diluted	46,546,532	46,352,141	46,188,461
Shares outstanding at end of period	47,773,160	47,670,440	47,640,193
Income available to common shareholders[1]	$27,084	$23,114	$17,768
Basic earnings per common share	0.59	0.50	0.39
Basic core (non-GAAP) earnings per common share[2]	0.61	0.50	0.39
Diluted earnings per common share	0.58	0.50	0.38
Dividends declared per share	0.15	0.14	0.14
Total shareholders' equity	866,845	843,304	792,637
Common shareholders' equity per share (book value per share)	18.15	17.69	16.64
Tangible book value per share- Non-GAAP[2]	14.39	13.93	12.82
Market value per share for the quarter:
High	31.90	28.27	31.32
Low	25.81	17.94	26.11
Close	31.63	26.91	30.48
KEY RATIOS:
Return on average common shareholders' equity	12.66%	11.11%	9.11%
Core (non-GAAP) return on average common shareholders' equity[2]	13.08	11.15	9.05
Return on average assets	1.33	1.20	1.10
Core (non-GAAP) return on average assets[2]	1.38	1.20	1.09
Efficiency ratio (GAAP basis)	46.81	47.68	51.79
Core (non-GAAP) efficiency ratio[2]	45.95	48.17	51.89
Estimated Tier 1 common equity risk-based capital ratio[3]	8.91	9.28	9.97
Estimated total risk-based capital ratio[3]	11.41	11.35	10.75
Estimated Tier 1 risk-based capital ratio[3]	9.06	9.67	10.16
Estimated Tier 1 leverage ratio[3]	8.72	8.91	9.79
Total equity to total assets	10.27	10.47	11.52
Tangible equity to tangible assets- Non-GAAP[2]	8.32	8.43	9.12
Number of employees- full-time equivalent	873	850	831
1 Net of distributed and undistributed earnings to participating securities.
2 See the section labeled "Supplemental Information- Non-GAAP Financial Measures" at the end of this document.
3 Calculated at the Company level, which is subject to the capital adequacy requirements of the Federal Reserve.

LegacyTexas Financial Group, Inc.
Selected Loan Data (unaudited)

	At the Quarter Ended
	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
Loans held for investment:	(Dollars in thousands)
Commercial real estate	$2,533,404	$2,520,431	$2,324,338	$2,177,543	$2,035,631
Warehouse Purchase Program	1,345,818	980,390	1,028,561	1,043,719	960,377
Commercial and industrial	1,812,558	1,782,463	1,640,042	1,612,669	1,437,241
Construction and land	307,734	281,936	267,543	269,708	260,433
Consumer real estate	1,046,397	1,046,794	972,115	936,757	880,532
Other consumer	57,131	61,423	65,274	69,830	74,989
Gross loans held for investment	$7,103,042	$6,673,437	$6,297,873	$6,110,226	$5,649,203
Non-performing assets:
Commercial real estate	$5,336	$1,183	$1,307	$11,418	$13,717
Commercial and industrial	28,282	31,362	30,105	16,877	41,538
Construction and land	27	27	31	33	39
Consumer real estate	7,051	10,005	11,948	9,781	10,894
Other consumer	169	274	105	107	225
Total non-performing loans	40,865	42,851	43,496	38,216	66,413
Foreclosed assets	13,460	13,368	13,370	6,692	4,640
Total non-performing assets	$54,325	$56,219	$56,866	$44,908	$71,053
Total non-performing assets to total assets	0.64%	0.70%	0.75%	0.58%	1.03%
Total non-performing loans to total loans held for investment, excluding Warehouse Purchase Program loans	0.71%	0.75%	0.83%	0.75%	1.42%
Total non-performing loans to total loans held for investment	0.58%	0.64%	0.69%	0.63%	1.18%
Allowance for loan losses to non-performing loans	140.26%	145.14%	127.56%	123.23%	54.78%
Allowance for loan losses to total loans held for investment, excluding Warehouse Purchase Program loans	1.00%	1.09%	1.05%	0.93%	0.78%
Allowance for loan losses to total loans held for investment	0.81%	0.93%	0.88%	0.77%	0.64%
Allowance for loan losses to total loans held for investment, excluding acquired loans and Warehouse Purchase Program loans[1]	1.12%	1.26%	1.25%	1.14%	1.00%

	At the Quarter Ended
	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
Troubled debt restructured loans ("TDRs"):	(Dollars in thousands)
Performing TDRs:
Commercial real estate	$156	$158	$160	$161	$163
Commercial and industrial	—	7	15	30	266
Consumer real estate	271	361	364	368	134
Other consumer	35	39	42	46	1
Total performing TDRs	$462	$565	$581	$605	$564
Non-performing TDRs:[2]
Commercial real estate	$813	$820	$938	$946	$3,233
Commercial and industrial	8,700	8,726	8,923	1,793	1,760
Consumer real estate	1,725	3,603	3,625	3,393	3,808
Other consumer	50	51	65	75	160
Total non-performing TDRs	$11,288	$13,200	$13,551	$6,207	$8,961
Allowance for loan losses:
Balance at beginning of period	$62,194	$55,484	$47,093	$36,382	$30,867
Provision expense for loans	2,300	6,800	8,800	11,200	7,515
Charge-offs	(7,566)	(345)	(581)	(722)	(2,124)
Recoveries	390	255	172	233	124
Balance at end of period	$57,318	$62,194	$55,484	$47,093	$36,382
Net charge-offs (recoveries):
Commercial real estate	$72	$(3)	$(6)	$71	$6
Commercial and industrial	6,989	(96)	347	317	1,626
Consumer real estate	(40)	61	(43)	(19)	100
Other consumer	155	128	111	120	268
Total net charge-offs	$7,176	$90	$409	$489	$2,000
Allowance for off-balance sheet lending-related commitments
Provision expense for credit losses	$1,167	$—	$—	$—	$—
[1] Excludes loans acquired in the Highlands and LegacyTexas acquisitions, which were initially recorded at fair value.
[2] Non-performing TDRs are included in the non-performing assets reported above.

LegacyTexas Financial Group, Inc.
Average Balances and Yields/Rates (unaudited)

	For the Quarters Ended
	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
Loans:	(Dollars in thousands)
Commercial real estate	$2,548,202	$2,416,288	$2,228,682	$2,102,708	$1,969,031
Warehouse Purchase Program	1,131,959	987,225	796,832	777,927	845,787
Commercial and industrial	1,710,387	1,695,037	1,612,125	1,502,875	1,340,177
Construction and land	290,930	266,968	269,691	277,597	239,567
Consumer real estate	1,055,801	1,002,848	949,568	895,336	855,015
Other consumer	59,212	63,525	67,055	72,981	77,404
Less: deferred fees and allowance for loan loss	(54,485)	(55,940)	(49,178)	(40,987)	(35,690)
Total loans held for investment	6,742,006	6,375,951	5,874,775	5,588,437	5,291,291
Loans held for sale	18,132	19,726	19,588	18,560	17,651
Securities	637,294	623,148	599,680	631,916	648,241
Overnight deposits	343,906	291,754	238,576	230,598	160,690
Total interest-earning assets	$7,741,338	$7,310,579	$6,732,619	$6,469,511	$6,117,873
Deposits:
Interest-bearing demand	$821,516	$784,741	$774,798	$748,176	$736,142
Savings and money market	2,414,974	2,166,002	2,209,675	2,028,249	1,936,090
Time	1,372,424	1,169,960	1,049,810	965,131	902,186
FHLB advances and other borrowings	1,333,438	1,508,787	1,106,577	1,075,948	984,708
Total interest-bearing liabilities	$5,942,352	$5,629,490	$5,140,860	$4,817,504	$4,559,126

Total assets	$8,176,612	$7,739,015	$7,157,259	$6,891,210	$6,532,738
Non-interest-bearing demand deposits	$1,283,434	$1,194,118	$1,134,070	$1,198,337	$1,108,928
Total deposits	$5,892,348	$5,314,821	$5,168,353	$4,939,893	$4,683,346
Total shareholders' equity	$860,142	$835,752	$818,538	$800,411	$786,056

Yields/Rates:
Loans:
Commercial real estate	5.22%	5.04%	5.05%	5.13%	5.31%
Warehouse Purchase Program	3.27%	3.26%	3.35%	3.33%	3.35%
Commercial and industrial	4.49%	4.36%	4.45%	4.49%	4.48%
Construction and land	5.24%	5.34%	5.35%	5.41%	5.42%
Consumer real estate	4.71%	4.69%	4.77%	4.81%	4.82%
Other consumer	5.68%	5.62%	5.66%	5.63%	5.63%
Total loans held for investment	4.68%	4.59%	4.67%	4.72%	4.75%
Loans held for sale	3.46%	3.55%	3.68%	3.79%	3.94%
Securities	2.19%	2.29%	2.32%	2.10%	2.08%
Overnight deposits	0.54%	0.54%	0.55%	0.36%	0.34%
Total interest-earning assets	4.28%	4.23%	4.31%	4.30%	4.35%
Deposits:
Interest-bearing demand	0.50%	0.49%	0.48%	0.47%	0.47%
Savings and money market	0.33%	0.24%	0.24%	0.19%	0.19%
Time	0.80%	0.73%	0.70%	0.71%	0.71%

	For the Quarters Ended
	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
FHLB advances and other borrowings	1.10%	0.94%	1.13%	0.84%	0.79%
Total interest-bearing liabilities	0.63%	0.57%	0.56%	0.48%	0.47%
Net interest spread	3.65%	3.66%	3.75%	3.82%	3.88%
Net interest margin	3.80%	3.79%	3.88%	3.94%	4.00%
Cost of deposits (including non-interest-bearing demand)	0.39%	0.33%	0.32%	0.29%	0.29%

LegacyTexas Financial Group, Inc.
Supplemental Information- Non-GAAP Financial Measures
(unaudited)

	At or For the Quarters Ended
	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
Reconciliation of Core (non-GAAP) to GAAP Net Income and Earnings per Share (calculated net of estimated tax rate of 35%, except as otherwise noted)	(Dollars in thousands, except per share amounts)
GAAP net income available to common shareholders[1]	$27,084	$23,114	$21,954	$16,336	$17,768
Distributed and undistributed earnings to participating securities[1]	133	103	128	110	127
GAAP net income	27,217	23,217	22,082	16,446	17,895
Net (gain) on sale of insurance subsidiary operations[2]	—	(39)	—	—	—
One-time (gain) loss on assets	(68)	155	(2,184)	(133)	(130)
(Gain) loss on sale of available for sale securities	2	(42)	—	(11)	16
Loss on sale of FHA loan portfolio	969	—	—	—	—
Core (non-GAAP) net income	$28,120	$23,291	$19,898	$16,302	$17,781
Average shares for basic earnings per share	46,227,734	46,135,999	46,024,250	45,939,817	45,862,840
GAAP basic earnings per share	$0.59	$0.50	$0.48	$0.36	$0.39
Core (non-GAAP) basic earnings per share	$0.61	$0.50	$0.43	$0.35	$0.39
Average shares for diluted earnings per share	46,546,532	46,352,141	46,152,301	46,267,956	46,188,461
GAAP diluted earnings per share	$0.58	$0.50	$0.48	$0.35	$0.38
Core (non-GAAP) diluted earnings per share	$0.60	$0.50	$0.43	$0.35	$0.38
Reconciliation of Core (non-GAAP) to GAAP Non-Interest Income (gross of tax)
GAAP non-interest income	$11,277	$13,722	$14,655	$11,593	$11,851
Net (gain) on sale of insurance subsidiary operations	—	(1,181)	—	—	—
One-time (gain) loss on assets	(105)	238	(3,360)	(205)	(200)
(Gain) loss on sale of available for sale securities	3	(65)	—	(17)	25
Loss on sale of FHA loan portfolio	1,491	—	—	—	—
Core (non-GAAP) non-interest income	$12,666	$12,714	$11,295	$11,371	$11,676
1 Unvested share-based awards that contain nonforfeitable rights to dividends (whether paid or unpaid) are participating securities and are included in the computation of GAAP earnings per share pursuant to the two-class method described in ASC 260-10-45-60B.
2 Calculated net of tax on extraordinary gain totaling $1.1 million.

	At or For the Quarters Ended
	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
	(Dollars in thousands)
Reconciliation of Core (non-GAAP) to GAAP Efficiency Ratio (gross of tax)
GAAP efficiency ratio:
Non-interest expense	$39,674	$39,613	$37,542	$39,043	$37,827
Net interest income plus non-interest income	84,757	83,076	80,006	75,335	73,039
Efficiency ratio- GAAP basis	46.81%	47.68%	46.92%	51.83%	51.79%

Core (non-GAAP) efficiency ratio:
GAAP non-interest expense	$39,674	$39,613	$37,542	$39,043	$37,827
Less: Amortization of core deposit intangible	(86)	(86)	(106)	(112)	(139)
Non-interest expense- as adjusted	$39,588	$39,527	$37,436	$38,931	$37,688

GAAP non-interest income	$11,277	$13,722	$14,655	$11,593	$11,851
Adjustments to non-interest income:
Net (gain) on sale of insurance subsidiary operations	—	(1,181)	—	—	—
One-time (gain) loss on assets	(105)	238	(3,360)	(205)	(200)
(Gain) loss on sale of available for sale securities	3	(65)	—	(17)	25
Loss on sale of FHA loan portfolio	1,491	—	—	—	—
(Gain) loss on purchased credit impaired loans	(7)	(8)	(132)	(10)	(174)
(Gain) loss on foreclosed assets	7	2	(49)	(19)	(56)
Non-interest income- as adjusted	$12,666	$12,708	$11,114	$11,342	$11,446

Net interest income plus adjusted non-interest income	86,146	82,062	76,465	75,084	72,634

Efficiency ratio- core (non-GAAP) basis	45.95%	48.17%	48.96%	51.85%	51.89%

Calculation of Tangible Book Value per Share:
Total shareholders' equity	$866,845	$843,304	$823,052	$804,076	$792,637
Less: Goodwill	(178,559)	(178,559)	(180,776)	(180,776)	(180,632)
Identifiable intangible assets, net	(752)	(838)	(924)	(1,030)	(1,142)
Total tangible shareholders' equity	$687,534	$663,907	$641,352	$622,270	$610,863
Shares outstanding at end of period	47,773,160	47,670,440	47,645,826	47,645,826	47,640,193

Book value per share- GAAP	$18.15	$17.69	$17.27	$16.88	$16.64
Tangible book value per share- Non-GAAP	14.39	13.93	13.46	13.06	12.82

Calculation of Tangible Equity to Tangible Assets:
Total assets	$8,440,010	$8,057,005	$7,562,126	$7,691,940	$6,878,843
Less: Goodwill	(178,559)	(178,559)	(180,776)	(180,776)	(180,632)
Identifiable intangible assets, net	(752)	(838)	(924)	(1,030)	(1,142)
Total tangible assets	$8,260,699	$7,877,608	$7,380,426	$7,510,134	$6,697,069

Equity to assets- GAAP	10.27%	10.47%	10.88%	10.45%	11.52%
Tangible equity to tangible assets- Non-GAAP	8.32	8.43	8.69	8.29	9.12

	At or For the Quarters Ended
	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
	(Dollars in thousands)
Calculation of Return on Average Assets and Return on Average Equity Ratios (GAAP and core) (unaudited)
Net income	$27,217	$23,217	$22,082	$16,446	$17,895
Core (non-GAAP) net income	28,120	23,291	19,898	16,302	17,781
Average total equity	860,142	835,752	818,538	800,411	786,056
Average total assets	8,176,612	7,739,015	7,157,259	6,891,210	6,532,738
Return on average common shareholders' equity	12.66%	11.11%	10.79%	8.22%	9.11%
Core (non-GAAP) return on average common shareholders' equity	13.08	11.15	9.72	8.15	9.05
Return on average assets	1.33	1.20	1.23	0.95	1.10
Core (non-GAAP) return on average assets	1.38	1.20	1.11	0.95	1.09